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                                                                    Exhibit 99.1


Connetics Contact                                Representing Connetics
John L. Higgins                                  Bruce Voss/Martin Halsall
Chief Financial Officer                          Lippert/Heilshorn & Associates
(650) 843-2800                                   (310) 691-7100
jhiggins@connetics.com                           bvoss@lhai.com





                 CONNETICS LICENSES FOAM DELIVERY TECHNOLOGY TO
                      PHARMACIA FOR USE WITH ROGAINE(R)


PALO ALTO, CALIF. (JANUARY 2, 2002) - Connetics Corporation (Nasdaq: CNCT) announced today the signing of a licensing agreement granting Pharmacia Corporation (NYSE:PHA) exclusive global rights, excluding Japan, to Connetics' proprietary foam drug-delivery technology for use with Pharmacia's Rogaine(R) hair loss treatment.

Under the agreement, Pharmacia will pay Connetics an undisclosed initial licensing fee, milestone payments and a royalty on product sales. Pharmacia will be responsible for most product development activities and costs.

"This is the second major partnership for a leading global OTC brand we have signed," said Thomas G. Wiggans, Connetics' President and Chief Executive Officer. "This underscores the opportunity to innovate new brands and to strengthen existing brands using our delivery technologies. The potential royalties from these partnerships will be important additions to our revenue and earnings over the coming years."

Mr. Wiggans added, "Patient compliance is a significant challenge for hair loss treatments, and surveys among dermatologists and consumers have repeatedly demonstrated a strong preference for a foam delivery vehicle. We are delighted to enter into this agreement with Pharmacia which markets the leading topical brand for treating hair loss."

Pharmacia Consumer Healthcare, a unit of Pharmacia Corporation, is a global leader in the field of hair loss treatments. More than 40 clinical studies have shown Rogaine topical solution to be safe and effective in treating hair loss in both men and women.

ABOUT CONNETICS

Connetics Corporation is an independent pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. The Company's marketed products are Luxiq(R) (betamethasone valerate) Foam, 0.12% and OLUX (TM) (clobetasol propionate) Foam, 0.05%. In April 2001, Connetics acquired Soltec Research Pty Ltd. Soltec is focused on discovering and developing innovative topical drug delivery formulations. These formulations aim to improve the management of dermatological diseases, provide significant product differentiation, and


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extend product life cycles. For more information about Connetics and its products, please visit Connetics' Web Site at www.connetics.com, or send an e-mail to ir@connetics.com.

This news release contains forward-looking statements and predictions, including statements about product development and future milestone and royalty payments. These statements represent the company's judgment as of the date of this news release and are subject to risks and uncertainties that could cause actual results or events to differ materially from those expressed in such forward-looking statements. In particular, Connetics faces risks and uncertainties that Rogaine foam may not be developed in a timely manner or that the product may not be commercialized. The actual results could differ materially from those contained in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics' most recently filed Annual Report on Form 10-K.

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